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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 20, 2014 (except Note 21, as to which the date is September     , 2014), in the Registration Statement (Amendment No. 4 to Form S-1 No. 333-196931) and related Prospectus of Smart & Final Stores, Inc. (f/k/a Smart & Final Holdings, Inc.) for the registration of shares of its common stock.

Ernst & Young LLP
Los Angeles, California

The foregoing consent is in the form that will be signed upon the completion of the stock split described in Note 21 to the consolidated financial statements.

/s/ Ernst & Young LLP

Los Angeles, California

September 10, 2014

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  Exhibit 23.2